Exhibit 99.1

NEWS RELEASE

Contact:
Greg L. Boane
Chief Financial Officer
(281) 388-5541

TEAM, INC. PRE-ANNOUNCES PRELIMINARY
SECOND QUARTER 2017 RESULTS

Finalized negotiations of a credit facility amendment; Announces intention to terminate “At-the-Market” Equity Offering Program

SUGAR LAND, TX - July 24, 2017 - Team, Inc. (NYSE: TISI) (“Team,” “we,” “our,” or the “Company”) today reported its preliminary revenue and earnings expectations for the second quarter ended June 30, 2017.

Preliminary Second Quarter 2017 Results

•	Revenues will be approximately $310 million compared to $336 million in the prior year comparable quarter.

•
Operating loss will be in the range of a $7 million loss to a $9 million loss compared to Operating income of $14 million in the prior year quarter; adjusted operating income (loss) (“Adjusted EBIT”, a non-GAAP financial measure) will be in the range of a $2 million loss to approximately breakeven compared to adjusted operating income of $20 million in the prior year comparable quarter.

•	Adjusted EBITDA (a non-GAAP financial measure defined below) will be in the range of $14 million to $16 million compared to Adjusted EBITDA of $36 million in the prior year comparable quarter.

•
A reconciliation between GAAP and non-GAAP results of operations is provided at the end of this news release. A final reconciliation will be provided when Team reports its full quarterly financial results, including its GAAP and non-GAAP earnings per share, during its conference call to be held on August 8, 2017 at 10:00 a.m. ET (9:00 a.m. CT).

Team’s second quarter 2017 preliminary unaudited results are based on management’s initial review of the results of operations for the quarter ended June 30, 2017 and are subject to change based on the completion of the Company’s quarter-end reporting process. We have not provided preliminary information for net income (loss) and corresponding net income (loss) per share for the second quarter ended June 30, 2017 because we have not sufficiently completed our end of period reporting processes to render a reasonably reliable range of such measures. Adjusted operating income (loss) (adjusted EBIT) and adjusted EBITDA are non-GAAP financial measures that do not include certain non-routine items that are not indicative of Team’s ongoing operating activities.

“We are disappointed in our second quarter results as we continue to operate in a sluggish demand environment due to continuing soft end markets coupled with customer spending deferrals,” said Ted Owen, Team's President and Chief Executive Officer. “While we continue to see some improvement in our Quest Integrity and TeamQualspec inspection and assessment businesses, TeamFurmanite’s mechanical services business continues to lag behind in the recovery cycle, resulting in weaker than expected 2017 results.”

“Because of the ongoing weak and uncertain macro environment in the industries in which we operate, Team has and will continue to take direct actions to reduce the overall cost structure of the Company. In addition to reducing discretionary spending, we are faced with the unfortunate, but necessary decision to eliminate certain employee positions. The resulting severance charges, which will be recorded in the third quarter of 2017, are expected to be approximately between $4 million to $6 million. The actions being taken are expected to ultimately reduce the Company’s annual operating expense run rate by approximately $30 million and will impact operating results beginning in the third quarter of 2017,” Owen added.

“While our recent results continue to disappoint us, we remain optimistic about our future”, said Owen. “We believe that the soft end market environment for maintenance and turnaround spending by our customers is unsustainable and fully expect a much improved market environment by 2018. We continue to target the end of 2017 for the completion of the North American enterprise resource planning (ERP) implementation, the completion of the integrations of the Qualspec and Furmanite acquisitions, as well as the completion of several performance improvement initiatives that are underway, all of which are integral to the realization of our long-term performance goals” said Owen.

Amendment to Credit Facility

Team has negotiated an amendment to its credit agreement primarily conditioned upon the completion of a financing transaction with net proceeds of not less than $150 million (the “Financing Transaction”) which proceeds would be used to pay down our borrowings under the Credit Facility. The Company currently expects to meet this condition by August 4, 2017. The amendment will, among other things, eliminate the maximum total leverage covenants through the remainder of 2017, reduce the aggregate revolving commitment to $300 million, add a borrowing availability test (based on eligible accounts, inventory and fixed assets) and further amend the financial covenants under the Credit Facility.

As currently contemplated, the financial covenants, as amended, will require the Company, effective as of June 30, 2017, to maintain a maximum ratio of consolidated funded debt to consolidated EBITDA (as defined in the agreement governing the Credit Facility) (the “maximum total leverage ratio”) and a maximum ratio of senior secured debt to consolidated EBITDA (the “senior secured leverage ratio”) based on the tables below:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
June 30, 2017, September 30, 2017 and December 31, 2017	N/A
March 31, 2018	4.50 to 1.00
June 30, 2018	4.25 to 1.00
September 30, 2018 and each Fiscal Quarter thereafter	4.00 to 1.00

Fiscal Quarter Ending	Maximum Senior Secured Leverage Ratio
September 30, 2017	4.75 to 1.00
December 31, 2017	4.25 to 1.00
March 31, 2018	3.75 to 1.00
June 30, 2018	3.25 to 1.00
September 30, 2018 and each Fiscal Quarter thereafter	3.00 to 1.00

Additionally, effective June 30, 2017, and as of the end of each fiscal quarter thereafter, the Company must maintain an interest coverage ratio of not less than 3.00 to 1.00. The amendment will eliminate the maximum total leverage ratio covenant until the quarter ended March 31, 2018.

As currently negotiated, the amendment to the Credit Facility will provide for payment of an amendment consent fee to those lenders executing the amendment. If we are unable to complete the amendment, we would not be in compliance with our current financial covenants as of June 30, 2017. At June 30, 2017 outstanding borrowings under the revolving loan facility and term loan facility were $222 million and $160 million, respectively. In addition, there were outstanding stand-by letters of credit totaling $20 million at June 30, 2017.

“Obviously, we have been concerned about tight financial covenants under our credit agreement for several quarters and have negotiated amendments over time to provide covenant relief. We believe the announced cost reduction initiatives and the completion of the current amendment to the credit agreement and contemplated financing transaction will allow the Company to operate in full compliance of our credit agreement for the foreseeable future,” said Owen.

Cancellation of ATM Program

Additionally, the Company announced its intention to terminate its $150 million “at-the-market” equity offering program (the “ATM Program”) following completion of the Financing Transaction. The Company will make no further sales of shares under the ATM Program. From November 2016, when the ATM Program was announced, until December 2016, approximately 168,000 shares of common stock were sold under the ATM Program, generating $6 million in proceeds. No shares were sold during the first half of 2017.

GAAP and Non-GAAP Financial Measures

Certain non-routine items that management believes are not indicative of Team’s ongoing operating activities have been excluded from net income (loss) reported in accordance with generally accepted accounting principles in the United States (“GAAP”) when arriving at Adjusted EBIT and Adjusted EBITDA, each non-GAAP financial measures. In the current quarter, the most significant non-routine items pertained to non-capitalized ERP implementation cost (the North American phase of the project is expected to be completed by year end 2017), non-routine legal fees and professional fees for acquisition integration. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure of operating income (loss) is included at the end of this press release.

CONFERENCE CALL

Team, Inc. expects to release its full second quarter 2017 financial results on Monday, August 7, 2017, after U.S. markets close. On Tuesday, August 8, 2017 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time, Team will host a conference call, which will be broadcast live over the Internet, to discuss its second quarter 2017 results and the information discussed in this press release. To participate in the call, dial 888-699-2378 and ask for the Team conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.teaminc.com. For those who cannot listen to the live call, a replay will be available through August 15, 2017 and may be accessed by dialing 855-859-2056 and using pass code 51029727#. Also, an archive of the webcast will be available shortly after the call at www.teaminc.com for 90 days.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across its 220 branch locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted EBITDA and the Company sometimes uses EBIT and Adjusted EBIT, which are non-GAAP financial measures, provided as supplemental to the results provided in accordance with GAAP.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

###

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) to supplement financial information presented on a GAAP basis. EBIT, as defined by the Company, excludes discontinued operations, income tax expense, interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: acquisition costs associated with business combinations, non-routine legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains and losses on the revaluation of contingent consideration, non-capitalized enterprise resource planning (ERP) implementation costs, and certain other non-routine items. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this preliminary information. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. A reconciliation of the above non-GAAP financial measures to the most comparable GAAP financial measure of operating income (loss) is presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands) (preliminary, unaudited)

	Three Months Ended June 30,
	2017	2017	2016
	Low Case	High Case	Reported
Adjusted EBIT and Adjusted EBITDA:

Operating income (loss) (“EBIT”)	$(8,700)	$(6,700)	$14,008
Non-routine acquisition costs	—	—	1,108
Non-routine legal, professional fees and other	3,150	3,150	1,522
Non-routine ERP costs	3,850	3,850	1,242
Non-routine gain on revaluation of contingent consideration	—	—	2,184
Adjusted EBIT	(1,700)	300	20,064
Depreciation and amortization	13,000	13,000	12,870
Non-cash share-based compensation costs	2,500	2,500	2,615
Adjusted EBITDA	$13,800	$15,800	$35,549